EXHIBIT 99.1


                            OREGON STEEL MILLS, INC.
                                Portland, Oregon

FOR IMMEDIATE RELEASE                                             June 26, 2002
--------------------------------------------------------------------------------


Contact: Vicki Tagliafico
         (503) 240-5226

                 OREGON STEEL MILLS, INC. ANNOUNCES OFFERING OF
                      $300 MILLION OF FIRST MORTGAGE NOTES

Portland, Oregon, June 26, 2002/Business Wire/ -- Oregon Steel Mills, Inc. (NYSE: OS) announced today that it plans to offer $300 million of First Mortgage Notes due 2009 in a private offering to qualified institutional buyers in the United States and to non-U.S. persons outside the United States. The offering is expected to close on July 15, 2002. Oregon Steel intends to use the net proceeds of this offering to redeem its outstanding 11% First Mortgage Notes due 2003, refinance its existing revolving credit facility and for working capital and general corporate purposes.

The notes will not be registered under the Securities Act of 1933 or the securities laws of any other jurisdiction. The notes may not be offered or sold in the United States absent registration or an exemption from registration under the Securities Act of 1933 and the securities laws of any other applicable jurisdiction. The transaction is structured to qualify for the resale exemption provided by Rule 144A under the Securities Act of 1933.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities.

Oregon Steel Mills, Inc. is organized into two divisions. The Oregon Steel Division produces steel plate, coil and welded pipe from plants located in Portland, Oregon, Napa, California and Camrose, Alberta, Canada. The Rocky Mountain Steel Mills Division, located in Pueblo, Colorado, produces steel rail, rod, bar, and tubular products.